Exhibit 99.1

Contact:
William B. Boni
VP, Investor Relations/
Corp. Communications
(781) 994-0300
www.ArQule.com

FOR IMMEDIATE RELEASE:

ARQULE REPORTS FISCAL 2007 YEAR END AND

FOURTH QUARTER RESULTS

Conference call scheduled today at 9:00 a.m. eastern time

Woburn, MA, February 7, 2008 – ArQule, Inc. (NASDAQ: ARQL) today announced its financial results for the year and for the fourth quarter ended December 31, 2007.

The Company reported a net loss of $53,372,000 or $1.33 per share, for the year ended December 31, 2007, compared with a net loss of $31,440,000, or $0.88 per share, for the year ended December 31, 2006.  For the quarter ended December 31, 2007, the Company reported a net loss of $14,389,000, or $0.33 per share, compared with a net loss of $12,830,000, or $0.36 per share, for the quarter ended December 31, 2006.

The results for the fiscal year ended December 31, 2006 reflect discontinued operations related to the Company’s termination of its chemistry services business on May 26, 2006.  As previously announced, ArQule exited this business upon the conclusion of its agreement with Pfizer in May 2006.  All line items discussed below exclude the results of these discontinued operations.

At December 31, 2007, the Company had a total of approximately $135,082,000 in cash and marketable securities.

Operational Review

“Progress during 2007 was highlighted by promising clinical and research findings, as well as a significant corporate partnership in Asia related to our lead product, ARQ 197, a proprietary, small molecule inhibitor of the c-Met receptor tyrosine kinase,” said Dr. Stephen A. Hill, president and chief executive officer of ArQule.

“With respect to the management transition and my planned departure announced last month, I would like to underscore that ArQule is in a strong position, well capitalized and with a truly exciting opportunity in c-Met inhibition, along with multiple other pre-clinical and clinical programs,” said Dr. Hill.  “Peter Lawrence has taken over operational responsibility for ArQule, and the transition is proceeding smoothly.”

“In the first half of the year, we entered into an exclusive license agreement with Kyowa Hakko Kogyo Co., Ltd. (Kyowa) to develop and commercialize ARQ 197 in Japan and parts of Asia,” said Peter S. Lawrence, chief operating officer of ArQule.  “The agreement includes $123 million in upfront and potential development milestone payments from Kyowa to ArQule, including a $30 million cash licensing payment.  In addition, it includes undisclosed sales milestone payments, and upon commercialization, ArQule will receive double-digit royalties from Kyowa on net sales of ARQ 197.  Kyowa is responsible for clinical development costs and commercialization of the compound in certain Asian countries.

“As announced yesterday, Kyowa has initiated a Phase 1, dose escalation trial with ARQ 197, reflecting regulatory approval to begin clinical testing in Japan,” said Mr. Lawrence.  “This milestone reflects Kyowa’s continued diligence. We remain impressed by their clinical development capabilities and expertise.

“At the 2007 Annual Meeting of ASCO, data from a Phase 1 trial with ARQ 197 were presented, demonstrating that treatment with ARQ 197 was well tolerated over extended dosing periods, with approximately 60 percent of evaluable patients experiencing partial responses, minor responses or stable disease,” said Mr. Lawrence.  “These exciting data reflect the favorable safety profile and the observed clinical benefit of treatment with ARQ 197.

“Later in the year, we initiated a multi-trial, Phase 2 clinical development program with ARQ 197,” said Mr. Lawrence.  “Patient enrollment is ongoing in the first two trials within that program, which target MiT (Microphthalmia Transcription Factor) tumors and pancreatic cancer.  We expect to initiate a trial in non-small cell lung cancer in the near future, and we are considering additional indications for initiation this year based on the multiple roles of c-Met in the development of certain cancers.

“Research findings this year have also added significantly to our understanding of the binding of ARQ 197 to c-Met through the analysis of crystallographic structural data,” said Mr. Lawrence.  “We believe these data explain why this compound is selective for c-Met without competing with ATP, and we believe this binding mechanism may have favorable clinical risk-benefit implications.  Furthermore, this novel mechanism of binding may form the basis of a new kinase inhibitor discovery platform at ArQule.

“We have received biopsy data from an ongoing biomarker study at the Royal Marsden Hospital in London,” said Mr. Lawrence.  “These data provide compelling visual evidence that ARQ 197 significantly reduced previously highly expressed phospho-c-Met in human tumor tissue.

“Analysis of clinical data with ARQ 197 has indicated the potential of this compound to exert an anti-metastatic effect,” said Mr. Lawrence.  “We are examining ways to test this hypothesis in future clinical trials.

“With respect to expanded collaboration plans for ARQ 197, we continue to pursue expressions of interest from potential pharmaceutical and biotechnology industry partners,” said Mr. Lawrence.  “We remain focused on deal structures that would preserve for ArQule our participation in development and commercialization efforts, as well as compelling economics.

“We are also determining how best to proceed with the compounds in our E2F-1 program,” said Mr. Lawrence.  “Factors under consideration include the anti-cancer activity seen in Phase 1 and Phase 2 trials with ARQ 501, the dose-limiting hemolytic anemia associated with this compound, the ongoing analysis of QTc prolongation observed in the Phase 1 dose escalation trial with ARQ 171 and the potential of ARQ 761, a third E2F-1 product in pre-clinical development.  We will be evaluating these factors with Roche in advance of their decision regarding their option to license the program.

“Finally, we plan to begin GLP toxicology testing in the first half of 2008 with a product candidate from our Eg5 kinesin motor protein program,” said Mr. Lawrence.  “Pending the successful completion of this testing, we plan to file an Investigational New Drug Application (IND) for this compound, designated as ARQ 621, later in the year.”

Revenues and Expenses

Revenues for the year ended December 31, 2007 were $9,165,000 compared with revenues of $6,626,000 for the year ended December 31, 2006.  For the quarter ended December 31, 2007, revenues were $2,542,000, compared with revenues of $1,670,000 for the quarter ended December 31, 2006.  Revenues for both years included financial support from Roche for the Company’s ongoing development of products in its E2F cancer therapy program. Revenue for 2007 also included revenue from licensing Asian rights to ARQ 197 to Kyowa.

Fiscal 2007 research and development expenses were $53,727,000 compared with $47,428,000 for fiscal 2006.  Fourth quarter 2007 research and development expenses were $14,417,000 compared with $12,421,000 for the fourth quarter of 2006.

The $1,996,000 increase in research and development expense in the fourth quarter of 2007 compared with the prior year’s quarter was primarily due to $4,065,000 in higher costs related to the Phase 2 trials with ARQ 197.  This increase was partially offset by a $1,834,000 decrease in costs related to the Phase 1 and Phase 2 trials with ARQ 501.

The $6,299,000 increase in research and development expense in fiscal 2007 compared with fiscal 2006 was primarily due to a $10,907,000 increase in costs related to Phase 1 and Phase 2 trials with ARQ 197, and $4,669,000 of costs incurred in conjunction with the Company’s sponsored research agreement with Boston Biomedical Institute (BBI). These increases were offset in part by $7,455,000 in lower costs related to Phase 1 and Phase 2 trials with ARQ 501.

General and administrative expenses for fiscal 2007 were $15,069,000 compared to $11,560,000 for fiscal 2006.  In the fourth quarter of 2007, these expenses were $4,407,000, compared with $3,224,000 in the fourth quarter of 2006. The increased 2007 general and administrative expenses were primarily due to an increase in personnel-related expenses, professional fees and facility costs previously absorbed by the Company’s chemical services operations that were discontinued in 2006.

2008 Financial Guidance

For 2008, ArQule expects revenues to range between $10.0 and $10.5 million, related to the ongoing partnerships with Roche and Kyowa.  Net use of cash is expected to range between $55 and $60 million.  Net loss is expected to range between $69 and $74 million, and net loss per share to range between $1.57 and $1.68 for the year.  ArQule expects to end 2008 with between $75 and $80 million in cash and marketable securities.

Conference Call and Webcast

ArQule will hold a conference call at 9:00 a.m. eastern time today, February 7, 2008.

Date:	Thursday, February 7, 2008
Time:	9:00 a.m., eastern time
Conference Call Numbers
Domestic:	1-888-713-4217
International:	1-617-213-4869
Participant Passcode :	10715275
Webcast:	www.arqule.com

A replay of the conference call will be available for seven days following the call and can be accessed by dialing toll-free 1-888-286-8010 and outside the U.S. 1-617-801-6888.  The access code is 81293135.

You may use the following link to pre-register and view important information about this conference call.  Pre-registering is not mandatory, but it will provide you immediate entry into the call and will facilitate the timely start of the call.  Pre-registration takes only a few minutes, and you may pre-register at any time, including up to and after the call start time.  To pre-register, please go to:

https://www.theconferencingservice.com/prereg/key.process?key=R6M9KKY6N.

About ArQule

ArQule, Inc. is a biotechnology company engaged in the research and development of next-generation, small-molecule cancer therapeutics.  The Company’s targeted, broad-spectrum products and research programs are designed to affect key biological processes that are central to cancer. ArQule’s lead clinical-stage products have been generated from two scientific platforms: Cancer Survival Protein modulation and Activated Checkpoint Therapy® (ACT).  The Cancer Survival Protein modulation platform has generated a clinical-stage product designed to inhibit a molecule known as c-Met, which plays multiple roles in cancer cell growth, survival, invasion, angiogenesis and metastasis.  The ACT platform is designed to kill cancer cells selectively while sparing normal cells through direct activation of DNA damage response/checkpoint pathways. The Company’s lead ACT program, based on the E2F-1 pathway, is partnered with Roche. For more information, please visit www.arqule.com.

This press release contains forward-looking statements regarding the Company’s operating performance, such as projections about its future results of operations or its financial condition, the progress of its clinical trials, including Phase 2 trials with ARQ 197 and  the Phase 1 trial with ARQ 171, its discovery and pre-clinical development of new product candidates, the future of its partnership with Roche related to the E2F-1 program, and an additional corporate partnership related to ARQ 197.  These statements are based on the Company’s current beliefs and expectations, and are subject to risks and uncertainties that could cause actual results to differ materially.  Positive information about early stage clinical trial results does not ensure that later stage or larger scale clinical trials will be successful. For example, ARQ 171, ARQ 501 and ARQ 197 may not demonstrate promising therapeutic effect; in addition, they may not demonstrate an appropriate safety profile in current or later stage or larger scale clinical trials as a result of known or as yet unanticipated side effects. The results achieved in later stage trials may not be sufficient to meet applicable regulatory standards. Problems or delays may arise during clinical trials or in the course of developing, testing or manufacturing these compounds that could lead the Company or its partners to discontinue development.  Existing and future partnerships are dependent on the successful advancement of pre-clinical and clinical programs.  Even if later stage clinical trials are successful, the risk exists that unexpected concerns may arise from analysis of data or from additional data or that obstacles may arise or issues be identified in connection with review of clinical data with regulatory authorities or that regulatory authorities may disagree with the Company’s view of the data or require additional data or information or additional studies.  In addition, the planned timing of initiation and completion of clinical trials for ARQ 197, ARQ 501 and ARQ 171 are subject to the ability of the Company to enroll patients, to enter into agreements with clinical trial sites and investigators, and to resolve other technical hurdles and issues. The Company may also not be able to fund and to successfully advance internal research activities and to progress pre-clinical compounds such as ARQ 761 and ARQ 621 into clinical development. Drug development involves a high degree of risk. Only a small number of research and development programs result in the commercialization of a product.   Furthermore, ArQule may not have the financial or human resources to successfully pursue drug discovery in the future. For more detailed information on the risks and uncertainties associated with the Company’s drug development and other activities see the Company’s periodic reports filed with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly update any forward-looking statements.

ArQule, Inc.
Condensed Statement of Operations
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006

Research and development revenue	$2,542	$1,670	$9,165	$6,626

Costs and expenses:
Research and development	14,417	12,421	53,727	47,428
General and administrative	4,407	3,224	15,069	11,560
Total costs and expenses	18,824	15,645	68,796	58,988

Loss from continuing operations	(16,282)	(13,975)	(59,631)	(52,362)

Net investment income	1,893	1,207	6,259	5,139

Net loss from continuing operations	(14,389)	(12,768)	(53,372)	(47,223)

Income (loss) from discontinued operations	—	(62)	—	15,783

Net loss	$(14,389)	$(12,830)	$(53,372)	$(31,440)

Basic and diluted income (loss) per share:
Net loss from continuing operations	$(0.33)	$(0.36)	$(1.33)	$(1.33)
Income from discontinued operations	—	—	—	0.45
Net loss per share	$(0.33)	$(0.36)	$(1.33)	$(0.88)

Weighted average basic and diluted shares outstanding	43,737	35,760	40,040	35,539

Balance sheet data (in thousands):	December 31, 2007	December 31, 2006

Cash, cash equivalents and marketable securities	$135,082	$95,832
Working capital	111,797	80,557
Total assets	142,210	104,820
Stockholders’equity	88,041	79,954

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